Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191598 on Form S-8 of our report dated March 14, 2014, relating to the consolidated financial statements of OCI Resources LP and its subsidiary appearing in this Annual Report on Form 10-K of OCI Resources LP for the year ended December 31, 2013.

/s/ Deloitte & Touche
Atlanta, Georgia
March 14, 2014